Select Energy Services Reports Third Quarter 2019 Financial Results And Operational Updates

Increased quarterly revenue 2% sequentially to $329.0 million during the third quarter of 2019

Generated operating cash flow of $67.5 million in the third quarter of 2019

Acquired the well chemical services division of Baker Hughes Company ("WCS") for $10.4 million

Repurchased 1.44 million Class A shares for $11.9 million in the third quarter of 2019

HOUSTON, Nov. 6, 2019 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select" or "the Company"), a leading provider of water management and chemical solutions to the U.S. unconventional oil and gas industry, today announced results for the quarter ended September 30, 2019.

Revenue for the third quarter of 2019 was $329.0 million as compared to $323.9 million in the second quarter of 2019 and $397.0 million in the third quarter of 2018. Revenue in the third quarter of 2019 was impacted by the divestment of certain non-core operations that contributed an incremental $7.2 million of revenue in the second quarter of 2019 and an incremental $33.6 million in the third quarter of 2018. Net income for the third quarter of 2019 was $7.2 million compared to $8.1 million in the second quarter of 2019 and $31.3 million in the third quarter of 2018.

Gross profit was $41.0 million in the third quarter of 2019 compared to $39.9 million in the second quarter of 2019 and $59.4 million in the third quarter of 2018. Total gross margin for Select was 12.5% in the third quarter of 2019 as compared to 12.3% in the second quarter of 2019 and 15.0% in the third quarter of 2018. Gross margin before depreciation and amortization ("D&A") for the third quarter of 2019 was 21.1% compared to 21.2% for the second quarter of 2019 and 23.0% for the third quarter of 2018.

Adjusted EBITDA was $48.9 million, or 14.9% of revenue in the third quarter of 2019, as compared to $51.6 million or 15.9% of revenue in the second quarter of 2019 and $73.7 million or 18.6% of revenue in the third quarter of 2018. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income.

Holli Ladhani, President and CEO, stated, "The team continued to deliver strong free cash flow. With over $67 million of operating cash flow in the quarter, we funded our capital program, including the build out of our Northern Delaware pipeline, executed a small but strategic acquisition and returned capital to shareholders via a modest share repurchase initiative, all while continuing to build cash on the balance sheet.

"The recent WCS acquisition furthers our strategy to support the increased use of produced water in well completions. This business is an industry-leading provider of advanced water treatment solutions throughout the full water life cycle, including specialized stimulation flow assurance and integrity additives and treatment monitoring services throughout the U.S. land market. As the industry continues to advance the reuse of produced water in frac fluid systems, we believe this business provides an attractive opportunity to further bridge the service capabilities and relationships of our existing water business with our robust chemicals expertise. Additionally, this acquisition establishes a strong strategic sourcing relationship with one of the preeminent chemical manufacturers in the industry to expand our overall product offerings to our customers.

"Operationally, I'm pleased with the resilience of our overall business in the context of a tough market. Strong performance in our Water Infrastructure and Oilfield Chemicals segments drove sequential consolidated revenue growth while protecting our overall gross margins.

"Looking forward, based on lower anticipated activity levels in the near term, we have further reduced our full year capital expenditure guidance to a range of $100 million to $110 million relative to our most recent range of $120 million to $140 million. This guidance includes the $40 million allocated to our Northern Delaware Pipeline project, which is progressing on budget and is expected to be online in the fourth quarter. Our strong cash flow from operations and disciplined capital approach allowed us to achieve the bottom end of our full year free cash flow guidance range a quarter ahead of schedule, and we expect to finish the year above the top end of our full year free cash flow guidance provided at the beginning of the year.

"With our debt-free balance sheet and seven consecutive quarters of free cash flow generation since the Rockwater merger, we are well positioned to manage what will be a challenging market ahead of us. We will protect our strong balance sheet while continuing to focus on expanding our capabilities that enable us to bring full life-cycle solutions to our customers. We will continue evaluating investments in infrastructure, as well as in technologies that support our operational efficiency initiatives and service differentiation, such as WCS, all while keeping a disciplined approach to capital allocation," concluded Ladhani.

Business Segment Information

The Water Services segment generated revenues of $196.8 million in the third quarter of 2019, as compared to $202.0 million in the second quarter of 2019 and $233.5 million in the third quarter of 2018. Gross margin before D&A for Water Services was 21.9% in the third quarter of 2019 as compared to 23.2% in the second quarter of 2019 and 23.9% in the third quarter of 2018. The sequential decline in revenue and gross margin before D&A was driven largely by a full quarter impact of pricing pressures that began during the second quarter, particularly in our water transfer and rentals businesses.

The Water Infrastructure segment generated revenues of $64.0 million in the third quarter of 2019 as compared to $51.7 million in the second quarter of 2019 and $65.9 million in the third quarter of 2018. Gross margin before D&A for Water Infrastructure was 26.9% in the third quarter of 2019 as compared to 25.6% in the second quarter of 2019 and 35.8% in the third quarter of 2018. The sequential growth in revenues and gross margin before D&A in the third quarter of 2019 was driven primarily by increased volumes on our high-margin Bakken Pipelines as well as increased volumes and improved margin performance of our Northern Delaware water sourcing infrastructure.

The Oilfield Chemicals segment generated revenues of $67.9 million in the third quarter of 2019, as compared to $63.0 million in the second quarter of 2019 and $64.0 million during the third quarter of 2018. Gross margin before D&A for Oilfield Chemicals was 15.6% in the third quarter of 2019 as compared to 14.2% in the second quarter of 2019 and 11.7% in the third quarter of 2018. The segment continues to see strong demand for its friction reducer product lines, with sequential margin growth driven by decreased freight costs as a result of expanding in-basin friction reducer manufacturing and improved inventory management.

The "Other" category, which contains the residual wind-down impacts of the non-core businesses that were largely divested and wound down during the first half of 2019, generated revenues of $0.3 million in the third quarter of 2019, down from $7.2 million in the second quarter of 2019 and $33.6 million in the third quarter of 2018. The "Other" category contributed gross loss before D&A of $1.6 million in the third quarter of 2019 as compared to gross loss before D&A of $0.3 million in the second quarter of 2019 and gross profit before D&A of $4.3 million in the third quarter of 2018. The negative contribution during the third quarter was driven primarily by residual site remediation costs related to the wind-down of our Canadian operations.

Select's consolidated Adjusted EBITDA during the quarter includes $9.6 million of non-recurring or non-cash adjustments, including $3.6 million of loss on sales of subsidiaries and other assets, primarily related to non-cash losses incurred from the sale of remaining Canadian and sand hauling assets and the sale of certain underutilized assets within the Water Services segment, $2.0 million of transaction costs, primarily related to the site remediation costs in Canada, and $0.3 million of lease abandonment and impairment costs. Non-cash compensation expense accounted for an additional $3.6 million adjustment and foreign currency losses related to Canadian operations produced a net impact of $0.1 million.

Cash Flow and Balance Sheet

Cash flow from operations for the third quarter of 2019 was $67.5 million as compared to $38.1 million in the second quarter of 2019 and $60.3 million in the third quarter of 2018. Cash flow from operations during the third quarter of 2019 included a $24.4 million contribution from working capital. Capital expenditures for the third quarter of 2019 were $25.4 million, net of ordinary course asset sales of $3.5 million. This figure includes approximately $5.0 million of capital expenditures related to ongoing development activities in the Northern Delaware Basin. Cash flow from operations less capex, net of asset sales, was $42.1 million during the third quarter.

Other net cash uses during the third quarter included $11.9 million to fund the repurchase of approximately 1.44 million shares of our Class A common stock and $10.7 million for acquisitions and divestitures, including $10.4 million for the acquisition of WCS, the well chemical services division of Baker Hughes Company. The WCS acquisition closed on September 30, 2019 and therefore did not contribute to our third quarter results. Going forward, WCS results will be reported as a part of our Oilfield Chemicals segment.

Total liquidity was $251.5 million as of September 30, 2019, as compared to $221.9 million as of December 31, 2018. The Company had no outstanding borrowings under the Company's revolving credit facility as of September 30, 2019, compared to $45.0 million as of December 31, 2018. As of September 30, 2019, the Company had approximately $208.5 million of available borrowing capacity under its revolving credit facility, after giving effect to $19.9 million of outstanding letters of credit. Total cash and cash equivalents were $43.0 million at September 30, 2019 as compared to $17.2 million at December 31, 2018.

Conference Call

Select has scheduled a conference call on Thursday, November 7, 2019 at 10:00 a.m. Eastern time / 9:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address http://investors.selectenergyservices.com/events-and-presentations. A telephonic replay of the conference call will be available through November 21, 2019 and may be accessed by calling 201-612-7415 using passcode 13694670#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select Energy Services, Inc. ("Select") is a leading provider of total water management and chemical solutions to the unconventional oil and gas industry in the United States. Select provides for the sourcing and transfer of water, both by permanent pipeline and temporary hose, prior to its use in the drilling and completion activities associated with hydraulic fracturing, as well as complementary water-related services that support oil and gas well completion and production activities, including containment, monitoring, treatment and recycling, flowback, hauling, gathering and disposal. Select, under its Rockwater Energy Solutions brand, develops and manufactures a full suite of specialty chemicals used in the well completion process and production chemicals used to enhance performance over the producing life of a well. Select currently provides services to exploration and production companies and oilfield service companies operating in all the major shale and producing basins in the United States. For more information, please visit Select's website, http://www.selectenergyservices.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "expect," "will," "estimate" and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Factors that could materially impact such forward-looking statements include, but are not limited to, the factors discussed or referenced in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2018 and in any subsequently filed quarterly reports on Form 10-Q or current reports on Form 8-K. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

WTTR-ER

SELECT ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Revenue
Water services	$196,782	$233,503	$619,388	$685,687
Water infrastructure	63,953	65,878	169,279	175,662
Oilfield chemicals	67,932	63,985	197,762	192,422
Other	301	33,604	29,072	112,841
Total revenue	328,968	396,970	1,015,501	1,166,612
Costs of revenue
Water services	153,741	177,643	472,013	518,844
Water infrastructure	46,748	42,324	126,634	120,304
Oilfield chemicals	57,357	56,473	170,935	172,057
Other	1,865	29,280	30,365	98,153
Depreciation and amortization	28,263	31,853	88,624	93,180
Total costs of revenue	287,974	337,573	888,571	1,002,538
Gross profit	40,994	59,397	126,930	164,074
Operating expenses
Selling, general and administrative	27,280	25,110	86,953	77,662
Depreciation and amortization	952	984	2,858	2,332
Impairment of goodwill	—	—	4,396	—
Impairment of property and equipment	49	—	942	2,282
Impairment of cost-method investment	—	—	—	2,000
Lease abandonment costs	238	1,045	1,494	4,142
Total operating expenses	28,519	27,139	96,643	88,418
Income from operations	12,475	32,258	30,287	75,656
Other income (expense)
(Losses) gains on sales of property and equipment, net	(2,033)	1,458	(8,233)	2,959
Interest expense, net	(438)	(1,322)	(2,370)	(3,815)
Foreign currency (loss) gain, net	(59)	248	268	(492)
Other (expense) income, net	(272)	40	(62)	140
Income before income tax expense	9,673	32,682	19,890	74,448
Income tax expense	(2,501)	(1,415)	(3,250)	(2,027)
Net income	7,172	31,267	16,640	72,421
Less: net income attributable to noncontrolling interests	(1,793)	(8,316)	(3,926)	(22,409)
Net income attributable to Select Energy Services, Inc.	$5,379	$22,951	$12,714	$50,012

Net income per share attributable to common stockholders:
Class A—Basic	$0.07	$0.29	$0.16	$0.69
Class A-2—Basic	$—	$—	$—	$0.69
Class B—Basic	$—	$—	$—	$—

Net income per share attributable to common stockholders:
Class A—Diluted	$0.07	$0.29	$0.16	$0.69
Class A-2—Diluted	$—	$—	$—	$0.69
Class B—Diluted	$—	$—	$—	$—

SELECT ENERGY SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30, 2019	December 31, 2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$42,999	$17,237
Accounts receivable trade, net of allowance for doubtful accounts of $5,392 and $5,329, respectively	310,730	341,711
Accounts receivable, related parties	5,493	1,119
Inventories	39,613	44,992
Prepaid expenses and other current assets	26,233	27,093
Total current assets	425,068	432,152
Property and equipment	1,084,096	1,114,378
Accumulated depreciation	(617,740)	(611,530)
Property and equipment held-for-sale, net	890	—
Total property and equipment, net	467,246	502,848
Right-of-use assets	73,138	—
Goodwill	266,934	273,801
Other intangible assets, net	139,969	148,377
Other assets	4,502	3,427
Total assets	$1,376,857	$1,360,605
Liabilities and Equity
Current liabilities
Accounts payable	$38,530	$53,847
Accrued accounts payable	51,209	62,536
Accounts payable and accrued expenses, related parties	3,297	5,056
Accrued salaries and benefits	25,761	22,113
Accrued insurance	13,367	14,849
Sales tax payable	1,185	5,820
Accrued expenses and other current liabilities	12,784	14,560
Current operating lease liabilities	19,488	—
Current portion of finance lease obligations	248	938
Total current liabilities	165,869	179,719
Long-term operating lease liabilities	72,672	16,752
Other long-term liabilities	12,197	8,361
Long-term debt	—	45,000
Total liabilities	250,738	249,832

Class A common stock, $0.01 par value; 350,000,000 shares authorized; 86,321,013 and 78,956,555 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	863	790
Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized; no shares issued or outstanding as of September 30, 2019 and December 31, 2018	—	—
Class B common stock, $0.01 par value; 150,000,000 shares authorized; 18,461,975 and 26,026,843 shares issued and outstanding as of September 30, 2019 and December 31, 2018 respectively	185	260
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding as of September 30, 2019 and December 31, 2018	—	—
Additional paid-in capital	893,293	813,599
Retained earnings	31,367	18,653
Accumulated other comprehensive deficit	—	(368)
Total stockholders' equity	925,708	832,934
Noncontrolling interests	200,411	277,839
Total equity	1,126,119	1,110,773
Total liabilities and equity	$1,376,857	$1,360,605

SELECT ENERGY SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Nine months ended September 30,
	2019	2018
Cash flows from operating activities
Net income	$16,640	$72,421
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	91,482	95,512
Net loss (gain) on disposal of property and equipment	4,971	(2,959)
Bad debt expense	1,764	1,430
Amortization of debt issuance costs	516	516
Inventory write-down	228	430
Equity-based compensation	11,874	8,030
Impairment of goodwill	4,396	—
Impairment of property and equipment	942	2,282
Impairment of cost-method investment	—	2,000
Loss on divestitures	3,262	—
Other operating items, net	259	971
Changes in operating assets and liabilities
Accounts receivable	14,835	(46,010)
Prepaid expenses and other assets	9,774	(7,950)
Accounts payable and accrued liabilities	(18,727)	(2,043)
Net cash provided by operating activities	142,216	124,630
Cash flows from investing activities
Working capital settlement	691	—
Proceeds received from divestitures	24,927	—
Purchase of property and equipment	(86,374)	(109,500)
Acquisitions, net of cash received	(10,400)	(1,953)
Proceeds received from sales of property and equipment	13,958	9,363
Net cash used in investing activities	(57,198)	(102,090)
Cash flows from financing activities
Borrowings from revolving line of credit	5,000	45,000
Payments on long-term debt	(50,000)	(55,000)
Payments of finance lease obligations	(743)	(1,517)
Proceeds from share issuance	110	731
Distributions to noncontrolling interests, net	(349)	(506)
Repurchase of common stock	(13,401)	(877)
Net cash used in financing activities	(59,383)	(12,169)
Effect of exchange rate changes on cash	127	(95)
Net increase in cash and cash equivalents	25,762	10,276
Cash and cash equivalents, beginning of period	17,237	2,774
Cash and cash equivalents, end of period	$42,999	$13,050

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with GAAP. We define EBITDA as net income, plus interest expense, taxes and depreciation & amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to GAAP, plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains) and plus any inventory write-downs. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. For further discussion, please see "Item 6. Selected Financial Data" in our Annual Report on Form 10-K for the year ended December 31, 2018.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
	September 30, 2019	June 30, 2019	September 30, 2018
	(unaudited)
	(in thousands)

Net income	$7,172	$8,068	$31,267
Interest expense	438	839	1,322
Income tax expense	2,501	571	1,415
Depreciation and amortization	29,215	29,749	32,837
EBITDA	39,326	39,227	66,841
Impairment of property and equipment	49	374	—
Lease abandonment costs	238	183	1,045
Non-recurring severance expenses	—	—	495
Non-recurring transaction costs	2,025	412	2,645
Non-cash compensation expenses	3,566	4,129	2,565
Non-cash loss on sale of assets or subsidiaries	3,648	7,314	315
Foreign currency (gain) loss	59	(67)	(248)
Inventory write-down	—	—	36
Adjusted EBITDA	$48,911	$51,572	$73,694

The following tables present a reconciliation of gross profit before D&A to total gross profit, which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
	September 30, 2019	June 30, 2019	September 30, 2018
	(unaudited)
	(in thousands)
Gross profit by segment
Water services	$23,622	$25,837	$35,875
Water infrastructure	10,796	7,181	17,593
Oilfield chemicals	8,140	7,203	5,397
Other	(1,564)	(282)	532
As reported gross profit	40,994	39,939	59,397

Plus depreciation and amortization
Water services	19,419	21,023	19,987
Water infrastructure	6,409	6,073	5,960
Oilfield chemicals	2,435	1,747	2,115
Other	—	—	3,791
Total depreciation and amortization	28,263	28,843	31,853

Gross profit before D&A	$69,257	$68,782	$91,250

Gross Profit before D&A by segment
Water services	43,041	46,860	55,862
Water infrastructure	17,205	13,254	23,553
Oilfield chemicals	10,575	8,950	7,512
Other	(1,564)	(282)	4,323
Total gross profit before D&A	$69,257	$68,782	$91,250

Gross Margin before D&A by segment
Water services	21.9%	23.2%	23.9%
Water infrastructure	26.9%	25.6%	35.8%
Oilfield chemicals	15.6%	14.2%	11.7%
Other	(519.6)%	(3.9)%	12.9%
Total gross margin before D&A	21.1%	21.2%	23.0%

Contacts:	Select Energy Services
Chris George - VP, Investor Relations & Treasurer
(713) 296-1073
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard / Lisa Elliott
713-529-6600
WTTR@dennardlascar.com